UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SED INTERNATIONAL HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SHARES ENTITLED TO VOTE
PROPOSAL
COMMUNICATIONS WITH DIRECTORS
OTHER MATTERS
APPENDIX A

SED INTERNATIONAL HOLDINGS, INC.
4916 NORTH ROYAL ATLANTA DRIVE
TUCKER, GEORGIA 30084
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders:
            The Special Meeting of Shareholders of SED International Holdings, Inc. (the “Company”) will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on February 13, 2007, at 10:00 a.m., Eastern Time, for the following purposes:
(i)	To authorize the Board of Directors of the Company (the “Board”) to amend the Company’s Articles of Incorporation to effect a reverse stock split of its common stock at a ratio of not less than one-for-fifty nor more than one-for-one hundred shares at any time prior to June 30, 2007 at the sole discretion of the Board; and

(iii)	To transact such other business as may properly come before the meeting or any adjournments thereof.
            The Board of Directors has fixed December 15, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
            IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.
By Order of the Board of Directors,
Lyle Dickler
Secretary
January __, 2007

SED INTERNATIONAL HOLDINGS, INC.
4916 NORTH ROYAL ATLANTA DRIVE
TUCKER, GEORGIA 30084
PROXY STATEMENT
            This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of SED International Holdings, Inc. (the “Company”) in connection with the solicitation of proxies for use at the Special Meeting of Shareholders of the Company (the “Special Meeting”) to be held at 10:00 a.m., Eastern Time, February 13, 2007, at the Company’s executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia, and at any adjournments thereof. The Notice of Special Meeting of Shareholders, this Proxy Statement, and the form of proxy will be first mailed on or about January ___, 2007, to the shareholders of the Company (the “Shareholders”) of record on the Record Date (as defined below), and the Company will bear all the costs associated with this solicitation.
THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
SHARES ENTITLED TO VOTE
            Each valid proxy given pursuant to this solicitation that is received in time for the Special Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted (i) for the proposal to authorize the Board to amend the Company’s Articles of Incorporation to effect a reverse stock split of its common stock (“Common Stock”) at a ratio of not less than one-for-fifty nor more than one-for-one hundred shares at any time prior to June 30, 2007 at the sole discretion of the Board and (ii) in accordance with the best judgement of the Proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a Shareholder’s right to attend and to vote in person at the Special Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30084, Attn: Lyle Dickler, Secretary; executing a proxy bearing a later date; or attending and voting in person at the Special Meeting.
            Only Shareholders of record as of the close of business on December 15, 2006 (the “Record Date”), will be entitled to vote at the Special Meeting. As of the close of business on the Record Date there were 3,878,856 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Shareholder vote.
            According to the Bylaws of the Company (the “Bylaws”), the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Special Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. If a quorum is not present or represented by proxy at the Special Meeting, the meeting will be adjourned and the Company will be subjected to additional expense. If a quorum is present or represented by proxy at the Special Meeting, Georgia Law requires that the proposed amendment by approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting.
            Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Shareholders, abstentions have the same effect as negative votes for the proposed amendment. Broker non-votes are not deemed to be present or represented for purposes of determining whether Shareholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Special Meeting.

PROPOSAL
Authorize the Board to amend the Company’s Articles of Incorporation to effect a reverse stock split of its Common Stock at a ratio of not less than one-for-fifty nor more than one-for-one hundred shares at any time prior to June 30, 2007 at the sole discretion of the Board
General
            On December 4, 2006, the Board unanimously adopted a resolution, subject to Shareholder approval, to amend the Company’s Articles of Incorporation to effect a reverse split of its Common Stock. Shareholder approval of this proposal would give the Board authority to implement a reverse stock split prior to June 30, 2007 or decline to implement it at all. The ratio of the reverse stock split that the Board approved and deemed advisable and for which it is seeking Shareholder approval is in the range from one-for-fifty to one-for-one hundred, with the exact ratio to be established within this range by the Board in its sole discretion at the time it elects to effect a split.
            The Board believes that Shareholder approval of a range of potential split ratios (rather than a single split ratio) provides the Board with the flexibility to best achieve the desired results of the reverse stock split (described below in the section entitled “Reasons For This Proposal”). The Board would effect a reverse stock split only upon its determination that a reverse stock split would be in the best interests of the Shareholders at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range approved by the Shareholders. No further action on the part of Shareholders will be required to either implement or abandon the reverse stock split. The Board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Shareholders. The Company presently has no specific plans to issue any shares of Common Stock after effectuating the reverse stock split.
            If Shareholders approve the reverse stock split proposal and the Board decides to implement the reverse stock split, the Company will file an Articles of Amendment (as described below) with the Secretary of State of the State of Georgia which will effect a reverse split of the shares of Common Stock then issued at the specific ratio determined by the Board. The reverse stock split, if implemented, would not change the number of authorized shares or the par value of Common Stock. Except for any changes as a result of the treatment of fractional shares, each Shareholder will hold the same percentage of Common Stock outstanding immediately prior to the reverse stock split as such Shareholder did immediately prior to the split.
Reasons For This Proposal
            The Company believes that a reverse stock split would be in both its and the Shareholders best interest because it expects that a reverse stock split would (i) improve the liquidity of investments in the Company’s Common Stock by increasing the trading price range of the Common Stock, which should help the Company gain visibility in the trading market, (ii) set the stage for possibly listing the Company’s Common Stock on an exchange or permit trading in a recognized trading market, if deemed advisable by the Board, or (iii) serve to help save the Company the expense of preparing and filing with the Securities and Exchange Commission of annual, quarterly and current reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), preparing proxy materials in accordance with the Exchange Act and of complying with the Sarbanes-Oxley Act of 2002, by reducing the number of record Shareholders to a level to allow the Company to terminate its reporting obligation under the Exchange Act.
Certain Risk Factors Associated with the Reverse Stock Split
•	There can be no assurance that the total market capitalization of the Common Stock (the aggregate value of all Common Stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Common Stock following the reverse stock split will increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split.

•	A decline in the market price of the Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split and the liquidity of the Common Stock could be adversely affected following such a reverse stock split.

•	The reverse split ratio ultimately chosen, if at all, by the Board may not be high enough to achieve the desired results of the reverse stock split.
Impact of the Proposed Reverse Stock Split if Implemented
            If approved and effected, the reverse stock split will be realized simultaneously and the ratio will be the same for all outstanding shares of Common Stock. The reverse stock split will affect all of the Shareholders uniformly and will not, other than fractional Shareholders, affect any Shareholder’s percentage ownership or proportionate voting power. However, because the number of authorized shares of Common Stock will not be reduced, the reverse stock split will increase the Board’s ability to issue authorized and unissued shares without further Shareholder action.
The principal effect of the reverse stock split will be that:
•	the number of outstanding shares of the Common Stock will be reduced from 3,878,856 shares to a range of approximately 77,577 to 38,788 shares, depending on the reverse stock split ratio determined by the Board;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into Common Stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board; and

•	based on the reverse stock split ratio selected by the Board, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split.
            In addition, the reverse stock split may increase the number of Shareholders who own odd lots (less than 100 shares).
Effect on Fractional Shareholders
            You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because the number of shares of Common Stock they hold is not evenly divisible by the number selected by the Board for the reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such pre-split shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the Shareholder would otherwise be entitled by (b) the market price per post-split share at the time of sale. On behalf of the holders who would otherwise be entitled to receive a fractional share the Company’s transfer agent will aggregate all fractional shares and sell them, at the then prevailing prices on the open market, as soon as practicable after the effective time of the reverse stock split.
            The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.
            If approved and effected, the reverse stock split will result in some Shareholders owning “odd lots” of less than 100 shares of Common Stock. Shareholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.
Effect on Beneficial Shareholders
            Upon a reverse stock split, the Company intends to treat Shareholders holding Common Stock in “street name”, through a bank, broker or other nominee, in the same manner as registered Shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered Shareholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.
Effect on Registered Certificated Shares
            Some of the registered Shareholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, National City Bank, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued a new stock certificate for the appropriate number of post-reverse split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Potential Anti-Takeover Effect
            The reverse stock split could adversely affect the ability of third parties to takeover or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.
Authorized Shares
            The reverse stock split would affect all issued shares of Common Stock and outstanding rights to acquire Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock available for issuance would increase due to the reduction in the number of issued shares of the Common Stock based on the reverse stock split ratio selected by the Board. As of December 1, 2006, we had 100,000,000 shares of authorized Common Stock and 5,583,347 shares of Common Stock issued. We will continue to have 129,500 authorized shares of preferred stock, all of which are unissued at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of the Common Stock will be diluted.

Accounting Matters
            The reverse stock split will not affect the par value of Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Common Stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of Common Stock will be restated because there will be fewer shares of Common Stock outstanding.
Procedure for Effecting Reverse Stock Split
            If the Board decides to implement the reverse stock split at any time prior to June 30, 2007, the Company will promptly file an Articles of Amendment with the Secretary of State of the State of Georgia to amend its existing Articles of Incorporation. The reverse stock split will become effective on the date of filing the Articles of Amendment or on such future date deemed appropriate by the Board, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Articles of Amendment is set forth in Appendix A to this proxy statement. The text of the Articles of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Georgia and as the Board deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.
No Appraisal Rights
            Under the Business Corporation Code of the State of Georgia, the Shareholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide Shareholders with any such right.
Federal Income Tax Consequences of the Reverse Stock Split
            The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Shareholder may vary depending upon the particular facts and circumstances of such Shareholder. Each Shareholder is urged to consult with such Shareholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a Shareholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
            Other than the cash payments for fractional shares, no gain or loss should be recognized by a Shareholder upon such holder’s exchange of pre-split shares for post-split shares pursuant to a reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the Shareholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The

Shareholder’s holding period for the post-reverse stock split shares will include the period during which the Shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.
            Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.
The Board unanimously recommends a vote FOR the approval of this proposal.
Security Ownership of Certain Beneficial Owners
            The following table sets forth certain information as of September 22, 2006 regarding the beneficial ownership of Common Stock by (i) each executive officer whose total salary and bonuses exceeded $100,000 in fiscal 2006 (“Named Executive Officers”), (ii) each member of the Board, (iii) each person we know to beneficially own more than 5% of our outstanding Common Stock, and (iv) the Board and the Named Executive Officers as a group. All shares of Common Stock shown in the table reflect sole voting and investment power except as otherwise noted.

	Amount and Nature		Percent
Name of Beneficial Owner(9)	of Beneficial Ownership		of Class
Stewart I. Aaron (8)	35,000	(1)	*
Melvyn I. Cohen (8)	80,000	(1)	1.89%
Barry Diamond	97,500	(2)	2.30%
Jean Diamond (8)	328,426	(3)	7.76%
Lyle Dickler	—		—
Mark DiVito	31,530	(4)	*
Jonathan Elster	64,000	(5)	1.51%
Charles Marsh	8		*
Joseph Segal (8)	—		—
FMR Corp	480,000	(6)	11.34%
Allyn R. Earl	416,402	(7)	9.84%
All current directors and executive officers as a group (9 persons)	636,464		15.03%

*	Represents less than one percent of the outstanding Common Stock.

(1)	The shares owned consist entirely of exercisable options to purchase common stock.

(2)	The shares include 90,000 options. The shares indicated include a restricted stock award of 3,750 shares granted May 10, 1999, which vests pro rata over 10 years. Mr. Barry Diamond has sole voting power over all of the shares of restricted stock so awarded to him.

(3)	The shares indicated include 50,000 options. Ms. Diamond has sole voting power over 24,500 shares. The shares indicated include 253,926 shares held by two trusts for the benefit of Ms. Diamond. Ms. Diamond does not have voting power over shares held in trust for her benefit.

(4)	The shares include 27,500 options. The shares indicated included a restricted stock award of 750 shares granted May 10, 1999, which vests prorata over 10 years. Mr. DiVito has sole voting power over all shares held by him.

(5)	The shares include 62,500 options. The shares indicated include a restricted stock award of 750 shares granted May 10, 1999, which vests pro rata over 10 years. Mr. Elster has sole voting power over all the shares of restricted stock so awarded to him.

(6)	All of the shares indicated are deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser to Fidelity Low-Priced Stock Fund, the owner of the 480,000 shares. FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	All of the shares indicated are deemed beneficially owned by Allyn R. Earl. Mr. Earl’s address is 38 Dwight Avenue, Clinton, New York 13323-1600.

(8)	A Board member.

(9)	The address of each of Jean Diamond, Jonathan Elster, Barry Diamond, Charles Marsh, Mark DiVito, Lyle Dickler, Stewart I. Aaron, Melvyn I. Cohen and Joseph Segal is c/o SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30084
COMMUNICATIONS WITH DIRECTORS
            It is the policy of the Company that Shareholders may, at any time, communicate with any of the Company’s directors by mailing a written communication to such director, c/o Secretary, SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30084. All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient. Examples of Shareholder communications that would be considered improper for submission include, without limitation, communications that:
•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees,

•	relate to routine or insignificant matters that do not warrant the attention of the Board,

•	are advertisements or other commercial solicitations,

•	are frivolous or offensive, or

•	are otherwise not appropriate for delivery to directors.
OTHER MATTERS
            The Board does not know of any other matters to be presented at the Special Meeting for action by Shareholders. If any other matters requiring a vote of the Shareholders arise at the Special Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgement of the persons acting under the proxies.
            The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing. The Company may also hire a proxy solicitor to assist in obtaining the requisite vote, but has not yet decided to do so.
            A list of Shareholders entitled to be present and vote at the Special Meeting will be available during the Special Meeting for inspection by Shareholders who are present.
            If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.
Reports and Financial Statements
            The following information is hereby incorporated by reference and is deemed part of this proxy statement:
            (i) The audited financial statements and the information set forth under the caption “Quantitative and Qualitative Disclosures About Market Risk” from the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2006; and
            (ii) The unaudited financial statements and the information set forth under the caption “Management’s Discussion and Analysis or Plan of Operations”; from the Company’s quarterly report on form 10-Q for the fiscal quarter ended September 30, 2006.
            Upon written or oral request, we will provide, without charge, each person to whom a copy of this proxy statement is delivered, a copy of any document incorporated by reference in this proxy statement (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to c/o Secretary, SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30084.
January ___, 2007
Tucker, Georgia
                                    By Order of the Board of Directors

APPENDIX A
ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION
OF
SED INTERNATIONAL HOLDINGS, INC.
(Pursuant to Georgia Business Corporation Code Section 14-2-1006)
     SED INTERNATIONAL HOLDINGS, INC. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the Georgia Business Corporation Code, does hereby certify:
     1. The name of the Corporation is SED INTERNATIONAL HOLDINGS, INC.
     2. The Articles of Incorporation of the Corporation is hereby amended by replacing and supplanting the current text of paragraph 2 of Article II with the following four new paragraphs:
     Upon the filing of this amendment with the office of the Secretary of State of the State of Georgia (the “Effective Date”), each [number determined by the Corporation’s Board of Directors] shares of Common Stock then issued (“Old Common Stock”), which are the only voting securities of the Corporation issued, shall be automatically reclassified into one share of Common Stock (“New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation’s transfer agent, as agent for, the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.
     Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.
     From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a share of Common Stock shall remain unchanged after the Reverse Stock Split at $0.01 per share.
     From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.
     3. The amendment has been duly approved by the shareholders in accordance with the provisions of Code Section 14-2-1003.
Executed on this            day of                     , 2007.

Authorized officer

1

SED INTERNATIONAL HOLDINGS, INC.
PROXY
FOR SPECIAL MEETING OF THE SHAREHOLDERS
February 13, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Jean Diamond and Lyle Dickler, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Special Meeting of the Shareholders of SED INTERNATIONAL HOLDINGS, INC. (“The Company”) to be held at the Company’s executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia on February 13, 2007 at 10:00 a.m., Eastern Time and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.
Please mark “X” your votes as indicated :
1. Authorize the Board of Directors of the Company to amend the Company’s Articles of Incorporation to effect a reverse stock split of its common stock at a ratio of not less than one-for-fifty nor more than one-for-one hundred shares at any time prior to June 30, 2007 at the sole discretion of the Board.
FOR ☐ AGAINST ☐ ABSTAIN ☐
(Continued, and to be signed, on the Reverse Side)

FOLD HERE

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.
The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Special Meeting.

Dated: , 2007

Signature of Shareholder

Signature of Shareholder
NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
IMPORTANT — PLEASE FILL IN, SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.